UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 31, 2004

Targeted Genetics Corporation

(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 623-7612

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 99.1

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2004, Targeted Genetics Corporation, or the Company, and Celladon Corporation, or Celladon, entered into a Collaboration Agreement and a Manufacturing Agreement to develop adeno-associated virus-based gene therapies for the treatment of congestive heart failure. Simultaneously with entering into the Collaboration Agreement and the Manufacturing Agreement with Celladon, the Company entered into a Common Stock Purchase Agreement and sold $6 million of its capital stock to Enterprise Partners, Venrock Associates and certain of their affiliated investment entities. Enterprise Partners and affiliated entities and Venrock Associates and affiliated entities together own approximately 62% of the outstanding shares of Celladon. A copy of the Company’s press release announcing the collaboration is attached as Exhibit 99.1 to this current report.

Collaboration Agreement

In consideration for the gene therapy product development arrangements under the Collaboration Agreement, the Company may receive milestone payments from Celladon if certain development-, and regulatory-based goals for each product candidate are achieved. Celladon will pay for all development costs in excess of the $2 million that the Company incurs to perform activities under the Collaboration Agreement and the Manufacturing Agreement. In addition, Celladon will pay the Company royalties on net sales of any product candidate that is developed under the Collaboration Agreement and that is approved by the appropriate regulatory bodies for sale to and use in humans. Royalties are subject to reduction by up to a set percentage upon the occurrence of certain events.

A committee comprising two representatives from each of Celladon and the Company will be responsible for managing and overseeing the overall strategic relationship, budgeting and conduct of the collaboration between Celladon and the Company. The Company will retain control over its patent portfolio and U.S. regulatory filings, including biologic license applications for any product candidate developed under the Collaboration Agreement. Neither party may alone develop or commercialize certain categories of products that the parties develop together during the term of the Collaboration Agreement and for a defined period of time after its termination.

Celladon has the right to terminate the Collaboration Agreement for convenience upon 30 days’ prior notice. Either party may terminate for the material breach or bankruptcy of the other. In the event of a mutual termination or termination by Celladon for convenience of the Collaboration Agreement, rights in and to the product candidates being developed under the Collaboration Agreement will revert to the party that initially provided those rights. Under certain limited circumstances, Celladon may gain licenses and rights to the Company’s technology that relate to a product candidate upon termination of the Collaboration Agreement.

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Manufacturing Agreement

Pursuant to the Manufacturing Agreement, the Company will supply clinical materials to Celladon during the term of Collaboration Agreement. The Company will be responsible for the manufacture and supply of all of Celladon’s product requirements under the Manufacturing Agreement for Phase I and Phase II clinical trials. Celladon will be responsible for the conduct of the clinical trials for any clinical materials produced under the Manufacturing Agreement.

Common Stock Purchase Agreement

Pursuant to the Common Stock Purchase Agreement, the Company issued and sold 3,954,132 shares at a price of approximately $1.52 per share to Enterprise Partners and affiliated entities and Venrock Associates and affiliated entities for gross aggregate proceed of $6 million dollars, of which $2 million is to be used to perform activities under the Collaboration Agreement and the Manufacturing Agreement and the remainder is to be used for working capital and other general corporate purposes. Of the 3,954,132 shares that were sold 3,508,389 shares were offered and sold under the Company’s shelf registration statement on Form S-3 (File 333-116600), as amended and 445,743 shares were offered and sold under the Company’s shelf registration statement on Form S-3 (File 333-107822), as amended.

Item 9.01. Financial Statements and Exhibits.

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (reference is made to Exhibit 5.1)

99.1	Press Release Dated January 4, 2004

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGETED GENETICS CORPORATION
By:	/s/ Todd E. Simpson
Todd E. Simpson
Vice President, Finance and Administration and Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

Dated: January 4, 2004

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EXHIBIT INDEX

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (reference is made to Exhibit 5.1)

99.1	Press Release Dated January 4, 2004

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